TRAVIS BOATS & MOTORS, INC.

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                    Notice of Annual Meeting of Shareholders
                               September 27, 2002

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To the Shareholders of Travis Boats & Motors, Inc.:

     Notice is hereby given that the Year 2002 Annual Meeting of Shareholders (the "Annual Meeting") of Travis Boats & Motors, Inc. (the "Company") will be held on September 27, 2002, at 9:00 a.m. Central Standard Time, at the offices of the Company, located at 12116 Jekel Circle, Suite 102, Austin, Texas, 78727, for the purpose of considering and acting upon the following matters:

     (1) To elect two (2) directors to hold office in accordance with the Company's Bylaws;

     (2) To ratify the appointment of Ernst & Young, LLP as the Company's independent accountants and auditors for the 2002 fiscal year; and

     (3) To consider and act upon any matter incident to the foregoing purposes and transact such other business as may properly come before the meeting or any adjournments thereof.

     The record date for the meeting has been established to be August 23, 2002. Only shareholders of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. You are cordially invited to attend the Annual Meeting. Shareholders wishing to attend the Annual Meeting should bring proper identification and evidence of their ownership of shares in the Company's voting securities.

     Even if you plan to attend the annual meeting, you are still requested to sign, date and return the accompanying proxy in the enclosed self-addressed, stamped envelope. If you attend, you may vote in person if you wish, even though you have sent in your proxy.

                                              By Order of the Board of Directors


                                              /s/ Michael B. Perrine
                                              ----------------------------------
                                              Michael B. Perrine, Secretary

August 27, 2002

                           TRAVIS BOATS & MOTORS, INC.
                         12116 Jekel Circle, Suite 102,
                               Austin, Texas 78727

                          ----------------------------

                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF SHAREHOLDERS

                          ----------------------------

Solicitation and Revocability of Proxies

     This Proxy Statement is furnished by the Board of Directors of Travis Boats & Motors, Inc., a Texas corporation (the "Company"), in connection with the solicitation of proxies on behalf of the Company for use at the Annual Meeting of Shareholders to be held Friday, September 27, 2002 (the "Meeting") at the offices of the Company, located at 12116 Jekel Circle, Suite 102, Austin, Texas, 78727, and at any adjournment thereof. When properly executed proxies in the accompanying form are received, the shares represented thereby will be voted at the meeting in accordance with the directions noted thereon. If no direction is indicated, such shares will be voted for the election of the directors and the appointed auditors, as set forth in the Notice of Annual meeting attached to this Proxy Statement.

     Management does not intend to present any business for a vote at the Meeting other than the matters set forth in the accompanying Notice of Annual Meeting, and it has no information that others will do so. If other matters requiring the vote of the shareholders properly come before the Meeting, it is the intention of the persons named in the attached form of proxy to vote the proxies held by them in accordance with their judgment on such matters.

     Any shareholder giving a proxy has the power to revoke that proxy at any time before it is voted. A proxy may be revoked by filing with the Secretary of the Company either a written revocation or a duly executed proxy bearing a date subsequent to the date of the proxy being revoked. Any shareholder may attend the Meeting and vote in person, whether or not such shareholder has previously submitted a proxy.

     In addition to soliciting proxies by mail, officers and regular employees of the Company may solicit the return of proxies personally or by telephone. Brokerage houses and other custodians, nominees and fiduciaries may be requested to forward solicitation material to the beneficial owners of stock.

     The Company will bear the cost of preparing, printing, assembling and mailing the Notice of Annual Meeting, this Proxy Statement, the enclosed form of proxy and any additional material, as well as the cost of forwarding solicitation material to and soliciting proxies from the beneficial owners of stock.

     This Proxy Statement and the accompanying form of proxy shall first be sent or given to the Company's shareholders on or about August 30, 2002.

Voting Securities

     The record date for determining shareholders entitled to notice of and to vote at the Meeting is the close of business on August 23, 2002. The Company has two (2) classes of voting securities: (i) Common Stock (ii) Series A Preferred Stock

Each share of the Company's Common Stock is entitled to one vote for the election of directors and in any other matter that may be acted upon at the Meeting. The Company currently has 80,000 of Series A Preferred Stock outstanding. Each share of the Company's Series A Preferred Stock is entitled to one vote (based upon an as-converted voting basis calculated using a conversion price of $2.55 per share) for the election of directors and in any other matter that may be acted upon at the Meeting. Therefore, the Series A Preferred Stock shall be entitled to vote 3,137,255 shares. The Company's Articles of Incorporation do not permit cumulative voting.

Additional Information

     The Company shall provide without charge to each shareholder of the Company upon the written request of such shareholder a copy of the Company's annual report on Form 10-K, without exhibits but including the financial statements and the financial statement schedules, required to be filed with the Securities and Exchange Commission pursuant to Rule 13a-1 under the Securities Exchange Act of 1934, as amended, for the Company's most recent fiscal year. The Company also shall provide without charge by first class or other equally prompt means within one business day of receipt of a written or oral request from a person to whom this proxy statement is delivered a copy of any and all information that has been incorporated herein by reference. Shareholders should address such requests to Michael B. Perrine, Chief Financial Officer, 12116 Jekel Circle, Suite 102, Austin, Texas 78727.

Election of Directors

     The Company's Bylaws provide that the affairs of the Company shall be conducted by a Board of Directors and empower the Board to increase or decrease the number of directors by resolution adopted by a majority of the Board. The Board in its discretion and in accordance with such authority has therefor fixed its size at seven (7) members. The Board of Directors is divided into four classes, designated as Class A, Class B, Class C and Class D. Only the election of those Class A, B, and C directors are subject to the affirmative vote of a plurality of holders of the outstanding shares of Common Stock represented at a meeting at which a quorum is present.

     The holders of the Series A Preferred Stock have been granted the right by the Company pursuant to the terms of issuance of such securities, to name (i) two (2) directors in replacement of Class A, B or C directors, and (ii) provided that at least 60,000 shares of the Series A Preferred Stock remain outstanding after the date of March 13, 2003, the holders shall be eligible to name one (1) additional director in replacement of a Class A, B or C director. Therefore, subject to certain terms and conditions, the holders of the Series A Preferred Stock have been granted the right to name up to three (3) of seven (7) directors.

     Class A, B and C directors serve for staggered three-year terms. Messrs. Walton and Siddons are currently Class C directors and are to stand for re-election at the 2002 annual stockholders' meeting. Messrs. Simpson and Birnbaum are currently Class A directors and will stand for re-election at the 2003 annual stockholders' meeting. Messrs. Spradling and Gurasich are currently Class B directors and will stand for re-election at the 2004 annual stockholders' meeting. Mr. Burroughs is the sole Class D director as of this date. The Class C directors elected at the 2002 annual stockholders' meeting will hold office until the 2005 annual stockholders' meeting or until such director's successor shall be elected or appointed. The affirmative vote of a plurality of holders of the outstanding shares of Common Stock represented at a meeting at which a quorum is present is required to each director nominee.

     The persons whose names are set forth as proxies in the enclosed form of proxy will vote all shares over which they have control "FOR" the election of the Board of Directors' nominees unless otherwise directed. Although the Board of Directors of the Company does not contemplate that any nominee will be unable to serve, if such a situation should arise prior to the Meeting, the appointed proxies will use their discretionary authority pursuant to the proxy and vote in accordance with their best judgment. The affirmative vote of a plurality of holders of the outstanding shares of Common Stock represented at a meeting at which a quorum is present is required to elect each director nominee.

Nominees for Director


     Mark T. Walton has served as President and as a director of the Company since 1980 and as Chairman of the Board since 1995. From 1979 to 1980, Mr. Walton served as the General Manager of the Company's Austin store. Mr. Walton has over 31 years of retail boating experience.

     Robert C. Siddons has served as a director of the Company since 1979. He has served as President of Frank Siddons Insurance Agency, a family-owned insurance agency, since 1987. In addition, he has served as President of the Texas Builders Insurance Company, a commercial lines insurance company, since 1987.



         The Board of Directors recommends a vote "FOR" the election for each of the individuals nominated for election as a director.

Directors and Executive Officers of the Company

         The following table sets forth certain information with respect to each director and each executive officer of the Company:



                               Name                           Age                  Position
                ------------------------------                ---       ----------------------------
         Mark T. Walton(1)(2)                                  51    Chairman of the Board and President

         Ronnie L. Spradling(1)                                58    Executive Vice President--New Store
                                                                     Development and Director

         Michael B. Perrine                                    38    Chief Financial Officer, Treasurer
                                                                     and Secretary

         Joseph E. Simpson(1)(2)(3)                            69    Director

         Robert C. Siddons(1)(2)(3)(4)                         59    Director

         Stephen W. Gurasich, Jr.(3)(4)                        53    Director

         Richard Birnbaum(4)                                   49    Director

         Kenneth N. Burroughs(4)                               47    Director as of 4/02
         Zach McClendon, Jr.(3,4)                              64    Resigned as Director 5/02
         --------------------------------------------------- ------- --------------------------------------

(1)      Member of the Nominations Committee.            (2) Member of the Executive Committee
(3)      Member of the Audit Committee.                  (4)  Member of the Compensation Committee.



     Mark T. Walton has served as President and as a director of the Company since 1980 and as Chairman of the Board since 1995. From 1979 to 1980, Mr. Walton served as the General Manager of the Company's Austin store. Mr. Walton has over 31 years of retail boating experience.

     Ronnie L. Spradling has served as Executive Vice President of the Company since 1989 and as the Executive Vice President of New Store Development since 1994. Mr. Spradling became a director in 1995. Mr. Spradling previously served as the General Manager of Falcon Marine, Inc. (a subsidiary of the Company), located in Midland, Texas from 1982 to 1988. Mr. Spradling has over 34 years of experience in boat retailing operations.

     Michael B. Perrine has served as Chief Financial Officer since 1991 and as Treasurer and Secretary of the Company since 1992. From 1986 to 1991, he was employed in the Commercial Banking Division of NationsBank, N.A. Mr. Perrine is responsible for developing and implementing the Company's corporate structure.

     Joseph E. Simpson has served as a director of the Company since 1979. He served as President and as a director of Capitol Commerce Reporter, Inc., a records research company, from 1986 through 1997. Mr. Simpson is currently an independent investor.

     Robert C. Siddons has served as a director of the Company since 1979. He has served as President of Frank Siddons Insurance Agency, a family-owned insurance agency, since 1987. In addition, he has served as President of the Texas Builders Insurance Company, a commercial lines insurance company, since 1987.

     Stephen W. Gurasich, Jr. has served as director of the Company since July, 1996. For over the past 20 years, Mr. Gurasich has served in various capacities, including most recently as Chairman of the Board of GSD&M Advertising, Austin, Texas, an advertising firm, handling such accounts as Southwest Airlines, Wal-Mart, MasterCard, Coors Light and DreamWorks.

     Richard Birnbaum has served as a director of the Company since May 2001. He served in various capacities over a 28 year career with Circuit City Stores with his most recent position as Executive Vice President of Operations. Mr. Birnbaum is currently an independent investor.

     Kenneth N. Burroughs has served as a director of the Company since April 2002 and filled the board position vacated by Mr. McClendon. Mr. Burroughs is President of Tracker Marine, L.L.C. and numerous affiliated companies involved in the design and manufacture of pleasure boats such as Tracker, Nitro, ProCraft, Fisher and numerous other popular models.

     Zach McClendon, Jr. served as a director of the Company from July, 1996 until May 2002. Mr. McClendon is the co-founder of the predecessor to SeaArc Marine, Inc., a manufacturer of various types of boats and marine products, and now serves as the Chairman of the Board of its parent company, SeaArk Boats, Inc. In addition, Mr. McClendon serves as the Chairman of the Board of Union Bank and Trust Company, a subsidiary of First Union Financial Corporation, and as Chairman of the Board of Drew Cottonseed Oil Mill, Inc., a manufacturer of polystyrene products.

Security Ownership of Certain Beneficial Owners and Management

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock, including those shares convertible into Common Stock, as of July 31, 2002 by (i) each director of the Company, (ii) each Named Executive Officer, (iii) each person known or believed by the Company to, on an as-converted basis, own beneficially 5% or more of the Common Stock and (iv) all directors and executive officers as a group. Unless otherwise indicated, each person has sole voting and dispositive power with respect to such shares.



                                                                                                        Percent
                                                                                  Number of          Beneficially
                          Name of Beneficial Owner                             Shares(1)(2)(16)          Owned
                          ------------------------                             ----------------      ------------
Robert C. Siddons(3)                                                                   434,849           9.8%

Mark T. Walton(4)                                                                      423,292           9.6%

Ronnie L. Spradling(5)                                                                 328,566           7.4%

J.E. Simpson Family Partners, L.P. (6)                                                 325,981           7.3%

Stephen W. Gurasich(7)                                                                  94,323           2.1%

Michael B. Perrine(8)                                                                   72,732           1.7%

Richard Birnbaum(9)                                                                     38,333             *
Zach McClendon(10)
E.D. Bohls(11)                                                                         331,867           7.6%
SAFECO Resource Series Trust (12)                                                          100             *
Downtown Associates, L.L.C.(13)                                                        367,000           8.5%
         Downtown Associates I, L.P.                                                   586,100          13.5%
         Downtown Associates II, L.P.
         Downtown Associates III, L.P.
         Downtown Associates IV, L.P.
         Downtown Foundations, L.P.
         Ronald Juvonen
TMRC, L.L.P. (14)                                                                    3,252,826          42.9%
               Kenneth Burroughs(15)

All executive officers and directors as a group (seven persons)(16)                  1,718,076          34.6%


*    Less than 1%
(1) Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to the shares of Common Stock shown as beneficially owned by them. Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), based on information furnished by the persons listed, and represents the number of shares of Common Stock for which a person, directly or indirectly, through any contract, management, understanding, relationship or otherwise, has or shares voting power, including the power to vote or direct the voting of such shares, or investment power, including the power to dispose or to direct the disposition of such shares, and includes shares which may be acquired upon the exercise of options within 60 days following July 31, 2002. The percentages are based upon 8,114,137 shares outstanding (which includes, as outstanding, shares which are convertible into Common Stock pursuant to (i) outstanding Preferred Stock, (ii) debt instruments and
     (iii) shares which may be acquired upon the exercise of options within 60 days following July 31, 2002). Except as otherwise noted below, the address of each holder of 5% or more of the Common Stock is 12116 Jekel Circle, Suite 102, Austin, Texas, 78727.
(2) Does not include options granted to Mark T. Walton, Ronnie L. Spradling and Michael B. Perrine to purchase 12,000; 12,000 and 12,000 shares of Common Stock, respectively, which are not exercisable within 60 days after July 31, 2002.


                                       7





(3) Includes (i) 20,002 shares held by family trusts over which Mr. Siddons exercises sole voting and investment control and (ii) 121,981 shares convertible into common stock pursuant to a convertible debt instrument.
(4) Includes (i) 38,267 shares subject to options exercisable within 60 days of July 31, 2002, (ii)50,825 shares convertible into common stock pursuant to a convertible debt instrument and 291,000 shares held in a family limited partnership, over which Mr. Walton has sole voting control. Excludes 3,268 shares owned by Mr. Walton's children, for which Mr. Walton disclaims beneficial ownership.
(5) Includes (i) 64,933 shares subject to options exercisable within 60 days of July 31, 2002 and (ii) 60,990 shares convertible into common stock pursuant to a convertible debt instrument.
(6) Includes 121,981 shares convertible into common stock pursuant to a convertible debt instrument. The address of J.E. Simpson Family Partners, L.P. is Route 1, Box 136, San Saba, Texas 76877. Sole voting and dispositive power is held by Joseph E. Simpson, General Partner.
(7) Includes (i) 25,333 shares subject to options exercisable within 60 days of July 31, 2002 and (ii) 60,990 shares convertible into common stock pursuant to a convertible debt instrument.
(8) Includes 64,665 shares subject to options exercisable within 60 days of July 31, 2002.
(9) Includes 33,333 shares subject to options exercisable within 60 days of July 31, 2002.
(10) Mr. McClendon resigned as a director of the Company in May 2002.
(11) Includes 60,990 shares convertible into common stock pursuant to a convertible debt instrument. The address of E.D. Bohls is P.O. Box 276, Austin, Texas 78767-0276.
(12) The address of SAFECO Resource Series Trust is 10865 Willows Road, NE, Redmond, WA 98052. SAFECO Resource Trust is a registered investment company for which SAFECO Asset Management Company serves as an investment advisor. SAFECO Corporation is the parent holding company of SAFECO Asset Management Company. The address of SAFECO Asset Management Company is 601 Union Street, Suite 2500, Seattle, WA 98101. The address of SAFECO Corporation is SAFECO Plaza, Seattle, WA 98185.
(13) Downtown Associates I, L.P., Downtown Associates II, L.P., Downtown Associates III, L.P., Downtown Associates IV, L.P. and Downtown Foundations, L.P. are collectively referred to as the "Downtown Funds". Sole voting power and dispositive power of is held by Ronald Juvonen, as the Managing Member of Downtown Associates, L.L.C., general partner of the Downtown Funds. The address of the Downtown Funds and Ronald Juvonen is 674 Unionville Road, Suite 105, Kennett Square, Pennsylvania 19348.
(14) TMRC, L.L.P. is a partnership of which Tracker Marine, L.L.C. is the 99% partner and Three Johns Company is the 1% partner. Tracker Marine L.L.C. is wholly owned by Three Johns Company and Threee Johns Company is wholly owned by the John L. Morris Revocable Trust, of which John L. Morris is the settlor. Kenneth Burroughs, a director of the Company, is the President of TMRC, L.L.P.; Tracker Marine, L.L.C.; and Three Johns Company. Mr. Burroughs disclaims beneficial ownership of such shares. The address of TMRC, L.L.P. and affiliates is 2500 East Kearney St., Springfield, Missouri 65803.
(15) Kenneth Burroughs, a director of the Company, is the President of TMRC, L.L.P.; Tracker Marine, L.L.C.; and Three Johns Company. Mr. Burroughs disclaims beneficial ownership of such shares.
(16) See Notes (3 - 9). Includes (i) 216,864 shares subject to options exercisable within 60 days of July 31, 2002 and (ii) 416,767 shares convertible into common stock pursuant to a convertible debt instrument.



Meetings of the Board of Directors

     The Board of Directors met 5 times during fiscal year 2001. During such twelve-month period, each incumbent director of the Company attended 75% or more of the aggregate number of (a) meetings of the Board of Directors held during his tenure and (b) meetings held by committees of the Board on which he served.

Committees

     Executive Committee. The Executive Committee is currently comprised of Mark
T. Walton, Robert C. Siddons, Joseph E. Simpson and possesses all of the powers of the Board of Directors between meetings of the Board, except for certain matters that may not be delegated under the Company's Bylaws. The Executive Committee met 4 times during fiscal year 2001.

     Compensation Committee. The duties of the Compensation Committee include the approval of officers' salaries and administration of the Company's 1995 Incentive Plan. The Compensation Committee is comprised of "disinterested" directors, as defined under Section 16 of the 1934 Act, and currently consists of Messrs. Siddons, Gurasich and Birnbaum. The Compensation Committee met 2 times during fiscal year 2001.

     Nominations Committee. The Nominations Committee is responsible for recommending to the Board of Directors those persons who will be nominated as the Board of Director's nominees for positions on the Board of Directors. The Nominations Committee is comprised of Messrs. Walton, Spradling, Simpson, and Siddons. The Nominations Committee met two times during fiscal year 2001. The Nominations Committee will consider nominations made by shareholders. Nominations made by a shareholder must be made by giving notice of such in writing to the Secretary of the Company before the later to occur of (i) 60 days prior to the date of the meeting of shareholders called for the election of directors or (ii) 10 days after the Board of Directors first publishes the date of such meeting. Such notice shall include all information concerning each nominee under the 1934 Act. Such notice shall also include a signed consent of each nominee to hold office until the next Annual Meeting or until his successor is elected or appointed.

     Audit Committee. The Audit Committee annually recommends to the Board of Directors the appointment of independent certified accountants as auditors for the Company, discusses and reviews fees for the prospective annual audit, reviews the results with the auditors, reviews the Company's compliance with its existing accounting and financial policies, reviews the adequacy of the financial organization of the Company and considers comments by auditors regarding internal controls and accounting procedures and management's response to those comments. Messrs. Simpson, Gurasich and Siddons currently serve on this Committee. The Audit Committee met 3 times in fiscal year 2001.

Compensation of Directors

     Directors who are not officers and employees of or consultants to the Company receive annual compensation of $10,000, plus $2,000 annually for each committee on which such director serves, excluding the Nominations Committee, for which compensation is not received, and $3,000 per year in the case of the Executive Committee. Directors' expenses for attending meetings are reimbursed by the Company.

Compensation of Executive Officers
     The following table sets forth certain information with respect to the compensation awarded to, earned by or paid for services rendered to the Company in all capacities during the fiscal years ended September 30, 2001, September 30, 2000 and September 30, 1999, with respect the Company's President, Mr. Walton, the Executive Vice President, Mr. Spradling, and the Chief Financial Officer, Mr. Perrine (collectively, the "Named Executive Officers"). No other executive officers of the Company received annual compensation (including salary and bonuses earned) which exceeded $100,000 during the fiscal year ended September 30, 2001.



                                                                                                              Long-Term
                                                                                                            Compensation

                                                                                      Other                  Securities
                          Principal                                                  Annual                  Underlying
         Name             Position      Fiscal Year      Salary     Bonus         Compensation                 Options
         ----             --------      -----------      ------     -----         ------------              ------------
Mark T. Walton         President            2001        $200,000    $   -0-         43,121(1)                       --
                                            2000         200,000        -0-         43,121(1)                   20,000
                                            1999         187,945     40,183         10,780(1)                       --



Ronnie L. Spradling    Executive Vice       2001        $175,000    $   -0-         43,121(1)                       --
                       President            2000         175,000        -0-         43,121(1)                   20,000
                                            1999         160,721     40,183         10,780(1)                       --


Michael B. Perrine     Chief                2001        $130,000    $   -0-         23,163(1)(2)                    --
                       Financial            2000         130,000        -0-         21,483(1)                   20,000
                       Officer              1999         103,648     40,183          5,371(1)                       --

----------------------------------------------------------------------------------------------------------------------
(1)  Effective  July 1, 1999,  the Company  entered  into  Amended and  Extended
     Employment  Agreements  with Messrs.  Walton,  Spradling  and  Perrine.  In consideration of entering into the Employment Agreements the Company agreed to pay the amounts of  $129,362;  $129,362  and $64,450 to Messrs.  Walton,
     Spradling  and  Perrine,  respectively,  as  a  pre-  condition  for  their execution of the agreements.  These amounts set forth represent the ratable amounts  paid to Messrs.  Walton,  Spradling  and Perrine  pursuant to such agreements.

(2)  Includes vehicle allowance.



Options Granted in Last Fiscal Year

     The Company did not grant any stock options to the Named Executive Officers during the fiscal year ended September 30, 2001.

Stock Option Exercises and Holdings

         The following table shows information regarding stock option exercises and unexercised options held as of the end of the fiscal year ended September 30, 2001 by the Named Executive Officers.





                                                                    At September 30, 2001
                                              ----------------------------------------------------------------------

                                                      Number of Options             Value of In-the-Money Options
                                              --------------------------------    ----------------------------------

                         Options      Value
         Name           Exercised   Realized    Exercisable      Unexercisable     Exercisable*    Unexercisable*
  -----------------     ---------   --------    -----------      -------------    --------------   --------------
Mark T. Walton            0            0           20,267            20,000          $---0---         $---0---

Ronnie L. Spradling       0            0           46,933            20,000          $---0---         $---0---

Michael B. Perrine        0            0           44,665            22,000          $---0---         $---0---


* Based on closing price of $1.86 on July 31, 2002.



Employment Agreements

     The Company is the beneficiary of amended employment agreements dated as of June 28, 2002 (the "employment agreements") with TBC Management, Ltd. (an affiliated partnership of the Company) and each of Mark T. Walton, Ronnie L. Spradling and Michael B. Perrine, which expire in June 2005. The employment agreements provide for annual base salaries of $217,000 for Mr. Walton, $184,500 for Mr. Spradling and $175,000 for Mr. Perrine, respectively. In addition, Messrs. Walton, Spradling and Perrine have agreed to contractual confidentiality and noncompete provisions in their respective employment agreements, which will extend beyond termination of their employment unless they are terminated without "cause". In the event any of these employees are terminated without "cause" such employee shall be entitled to payment for the greater of (i) the then remaining months of his respective employment agreement or (ii) payment of one (1) months salary for each year of employment with the Company and one-twelfth (1/12) of one months salary for each full month of service during any partial year of employment with the Company. If termination is voluntary after a "change in control" as such terms are defined in the employee agreements, such employees will be entitled to payment of their accrued bonus plus approximately three times their annual salary.

     The employment agreements also provide that, if the consolidated income of Travis Boats before income tax expenses and non-recurring audit adjustments (the "Pre-tax Income") reflects growth in excess of 20% over the previous fiscal year, Messrs. Walton, Spradling and Perrine will each receive a bonus of 1.5% of the Pre-tax Income. If the Pre-tax Income does not reflect growth of 20%, the bonus for each individual will be determined by the Board of Directors.

Compensation Committee Interlocks and Insider Participation

     The Compensation Committee consists of Robert C. Siddons, Steven W. Gurusich, Jr. and Zach McClendon, Jr. (until his resignation in May 2002) and Richard Birnbaum. Mr. Robert C. Siddons served as the President of the Company from 1979 through 1985. Mr. Zach McClendon, Jr. is an indirect majority owner and the Chairman of the Board of SeaArk Boats, Inc. The Company purchased approximately $3.6 million and $1.3 million of boats from SeaArk during fiscal 2001 and the ten months ended July 31, 2002, respectively. The Company anticipates that the amount of purchases from SeaArk will decrease in the fiscal year 2002 due to SeaArk discontinuing the manufacture of certain types and models of boats previously purchased by the Company.

     No member of the current Compensation Committee serves as an executive officer of the Company, or as a director of any entity, of which an executive officer serves on the Compensation Committee or as a director of the Company.

Certain Relationships and Related Transactions

SeaArk Boats, Inc., SeaArk Boats, Inc. ("SeaArk") is wholly-owned by UniGrace, Inc., which in turn is wholly-owned by McClendon Resources. McClendon Resources is wholly-owned by Zach McClendon, a Director of the Company, and his children. Mr. McClendon serves as the Chairman of the Board of SeaArk, UniGrace, Inc. and McClendon Resources. The Company purchased approximately $3.6 million and $1.3 million of boats from Sea Ark in fiscal year 2001 and during the ten months ended July 31, 2002 approximated respectively. Mr. McClendon resigned as a director of the Company in May 2002 and has divested his interest in the recreational boat segment of Sea Ark. The Company and Sea Ark have substantially discontinued their business relationship and as such the Company expects the level of purchases from Sea Ark to decline materially during Fiscal 2003.

TMRC, L.L.P.; Tracker Marine, L.L.C. and affiliated companies. Kenneth Burroughs is the President of TMRC, L.L.P.; Tracker Marine, L.L.C. and various affiliated companies involved in the design and manufacture of recreational boats.

On March 13, 2002, the Company entered into an agreement with TMRC, L.L.P., a wholly-owned subsidiary of Tracker Marine, L.L.C., to issue Tracker 50,000 shares of newly created 6% Series A Cumulative Convertible Preferred Stock (the "Preferred Stock") in the Company and also granted a warrant (the "Warrant") to acquire 30,000 additional additional shares of Preferred Stock. The issue price of the Preferred Stock was $100 per share. Each share may be converted into the Company's common stock at a conversion price of approximately $2.46 per share.

As of July 31, 2002, TMRC, L.L.P. has funded $8.0 million to purchase both the 50,000 shares of the Preferred Stock and the Warrant of 30,000 shares. Consequently, TMRC, L.L.P. owns 80,000 shares of Series A Preferred Stock in the Company.

During the ten months ended July 31, 2002, the Company purchased approximately $2.75 million of boats from affiliates of Tracker Marine, L.L.C. Given that the Company initially began purchasing this product during March of Fiscal 2002, it believes that the purchases of boats from affiliates of Tracker Marine, L.L.C. will increase substantially during Fiscal 2003. Portions of this product have replaced purchases from Sea Ark and various other boat manufacturers.

Convertible Promissory Notes. Effective December 14, 2001, the Company entered into multiple Convertible Subordinated Notes (the "Notes") with certain
Directors and other individuals in an aggregate amount of $1.3 million. The Notes are unsecured with a term of 36 months and are payable to certain individuals including the following Directors: Robert C. Siddons -- $300,000; Joseph E. Simpson -- $300,000; Ronnie L. Spradling $150,000; Stephen W. Gurasich
- $150,000 and Mark T. Walton $125,000. The Notes have rates of 10.75%, fixed. The principal and interest amounts payable pursuant to the Notes are subordinated, in substantially all respects, to the Company's borrowing agreements with the commercial finance companies providing inventory and working capital financing for the Company. The Notes are redeemable by the Company, and if not redeemed the principal amount of the Notes may be converted by the holders into the Company's common stock at a conversion price of $2.4594 per share.

     Employment Arrangements. Executive management, store management and corporate administrative employees are employed by TBC Management, Ltd., a Texas limited partnership (the "Partnership"). The Partnership, in turn, has entered into a Management Agreement with the Company and its subsidiaries and invoices each company monthly for management services rendered. The general partner and 1.0% owner of the Partnership is the Company. The sole limited partner and 99.0% owner of the Partnership is TBC Management, Inc. (the "Delaware Company"), a Delaware company wholly owned by Travis Boats. The operations of the Partnership are accounted for on a consolidated basis with those of the Company. The Delaware Company's income results from distributions of the Partnership and is accordingly taxed under Delaware law. These arrangements allow the Company more easily to allocate costs among the various store locations and to allocate franchise taxes.

     Certain Borrowings. E. D. Bohls, Jesse Cox, Robert D. Siddons, Joseph E. Simpson, Ronnie L. Spradling, and Mark T. Walton, all of whom are stockholders, officers or directors of the Company, have each executed a personal guaranty of certain indebtedness of the Company. Although the Company is not currently pursuing such, it is anticipated that such guaranties would be released in the event that the Company were to refinance such indebtedness.

     Performance Graph. Set forth below is a graph comparing the percentage change in the Company's cumulative total shareholder return on its Common Stock with the cumulative total return on the published Standard & Poor's 500 Stock Index and the cumulative total return on the NASDAQ Retail Trade Index. The graph covers the period between June 28, 1996 and the last trading day in the fiscal year ended September 30, 2001.

[Graph Omitted]

Compensation Committee Report on Executive Compensation

     The Compensation Committee is composed entirely of disinterested members of the Board of Directors. No member of the Compensation Committee is a current or former employee or officer of the Company.

     The goals of the Company's compensation policies are to attract, retain and motivate the best possible executives and to recognize both individual performance and the Company's performance. To accomplish these goals, the Company's executive compensation combines annual base salaries, bonuses based on company performance and stock options.

     Base Salary. The base salaries for Mark T. Walton, Ronnie L. Spradling and Michael B. Perrine were established in employment agreements between these executive officers and TBC Management. See "Employment Agreements." To determine the base salaries of the Company's officers, the Compensation Committee considers each officer's responsibilities, experience and performance, as well as salary levels of similar companies.

     Bonuses. Under the terms of the employment agreements, the Company's executive officers are eligible for an annual bonus based on the Company's consolidated income before income tax expenses and non-recurring audit adjustments (the "Pre-tax Income"). If the Pre-tax Income growth exceeds 20%, over the previous fiscal year, Messrs. Walton, Spradling and Perrine will each receive a bonus of 1.5% of the Pre-tax Income. If the growth of Pre-tax Income is less than 20%, the bonus for each officer is determined by the Board of Directors based on the Company's performance and the individual officer's contributions to the Company's performance.

     Stock Options. By including stock options as a component of its executive compensation plan, the Company believes that it ensures that its executive officers have a continuing stake in the Company's long-term success. All executive officers are eligible to receive stock options pursuant to the Company's Incentive Stock Plan. The Compensation Committee determines the number of stock options awarded to each executive officer.

     CEO Compensation. The Compensation Committee determined Mr. Walton's compensation in accordance with the policies described above. Under the terms of Mr. Walton's employment agreement, his annual base salary in fiscal year 2001 was $200,000. Additionally, pursuant to the terms of his employment agreement, Mr. Walton did not receive a bonus for services rendered during the 2001 fiscal year.

     Compliance with Internal Revenue Code Section 162(m)

     Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to the Company's chief executive officer and each of its four most highly compensated executive officers. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met.

     The Company currently intends to structure the performance-based portion of the compensation of its executive officers in a manner that complies with
Section 162(m).

                                                     Robert C. Siddons
                                                     Steven W. Gurasich, Jr.
                                                     Zach McClendon, Jr.

REPORT OF THE AUDIT COMMITTEE

     The board of directors has appointed an Audit Committee consisting of four directors. All of the members of the committee are "independent" of our company and management, as that term is defined in appropriate listing standards.

     The primary responsibility of the committee is to oversee our (a) financial reporting process on behalf of the board of directors, (b) system of internal accounting and financial controls, (c) outside auditors independence and performance, and (d) compliance with any legal compliance and ethics programs as may be established from time to time by the board of directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The independent auditors are responsible for auditing the financial statements and expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles.

     In fulfilling its oversight responsibilities, the committee reviewed the audited financial statements with management and the independent auditors. The committee discussed with the independent auditors the matters required to be discussed by Statement of Auditing Standards No. 61. This included a discussion of the auditors' judgments as to the quality, not just the acceptability, of the company's accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards.

     The committee discussed with our independent auditors the overall scope and plans for their audits.

     Based on the reviews and discussions referred to above, the committee recommended to the board of directors, and the board approved, that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended September 30, 2001 for filing with the Securities and Exchange Commission. The committee and the board of directors also have recommended, subject to stockholder approval, the selection of the independent auditors. See "Ratification of Appointment of Independent Public Accountants."



                                Joseph E. Simpson
                                Robert C. Siddons
                                Steven W. Gurasich, Jr.
                                Zach McClendon, Jr.

Compliance with Section 16(A) of the Exchange Act

     To the Company's knowledge, based solely on a review of: Forms 3 and 4 furnished to the Company during its most recent fiscal year; Forms 5 furnished to the Company with respect to its most recent fiscal year; and representations from the Company's directors and officers that no other reports were required, during the fiscal year ended September 30, 2000, only the following directors and officers failed to file on a timely basis those reports required by Section 16(a): Mark Walton, Ron Spradling, Michael Perrine, Steven Gurasich and Zach McClendon. As of the date of this Proxy Statement , each of these individuals has filed a Form 5 to reflect the change in beneficial ownership.

Financial and Other Information

     The information called for by item 13 of Schedule 14A is incorporated herein by reference to such information included in the Company's annual report on Form 10-K under the captions "Financial Statements and Supplementary Data," "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Changes In and Disagreements with Accountants on Accounting and Financial Disclosure."

Ratification of Appointment of Independent Public Accountants

     Subject to the ratification by the stockholders, the Audit Committee of the Board of Directors has reappointed Ernst & Young LLP as independent auditors to audit the consolidated financial statements of the Company for the current fiscal year. Fees for the last annual audit were $79,000 200and all other fees were $7,500, for audit related services. Audit related services generally include fees for business acquisitions, accounting consultations, and SEC registration statements.

     Representatives of the firm of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     The Board of Directors recommends a vote "FOR" the ratification of the Company's auditors.

Shareholder Proposals

     Shareholder proposals to be presented at the next Annual Meeting of Shareholders must be in writing and received at the Company's executive offices by the Secretary no later than February 1, 2003 in order to be included in the next year's proxy statement.

Other Business

     The Board of Directors of the Company knows of no matters to be presented at the Annual Meeting other than those described above; however, if other matters are properly presented to the meeting for action, it is intended that the persons named in the accompanying form of proxy, and acting thereunder, will vote in accordance with their best judgment on such matters.

                                              By Order of the Board of Directors



                                              Mark T. Walton
                                              President


Dated August 23, 2002
Austin, Texas